Exhibit 99.1

May 17, 2016

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES FIRST QUARTER RESULTS
Revenues increase by 19% compared to first quarter 2015

Cranford, New Jersey  -- May 17, 2016 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen week period ended April 2, 2016.

The Company reported net sales for the thirteen weeks ended April 2, 2016 of $3,742,000, an increase of $599,000, or 19%, from net sales of $3,143,000 for the thirteen weeks ended March 28, 2015.

The Company reported that gross profit increased to $1,239,000 in the period ended April 2, 2016 from $745,000 in the period ended March 28, 2015. For the thirteen weeks ended April 2, 2016, the Company reported operating income of $141,000 as compared with an operating loss of $372,000 for the comparable 2015 period.

Sales of the Company’s frozen dessert and soy cheese products were positively impacted by the elimination of various sales promotions which increased the net selling prices of its products in the 2016 period. Sales of soy-cheese products increased to $2,723,000 in the 2016 period from $2,174,000 in the 2015 period.  Sales of the Company’s frozen dessert product line increased to $972,000 in the thirteen weeks ended April 2, 2016 from $897,000 for the thirteen weeks ended March 28, 2015. Sales of frozen food entrée products decreased to $47,000 in the 2016 thirteen week period from $72,000 in the 2015 thirteen week period, primarily as a result of production and sales issues related to the transition to a nine slice pizza package from a three slice package.

The Company had net income of $130,000, or $0.03 per share (basic and diluted), for the thirteen weeks ended April 2, 2016, compared to a net loss of $377,000, or $0.07 per share (basic and diluted), for the thirteen weeks ended March 28, 2015.  As of April 2, 2016, the Company  had  approximately $94,000 in cash and cash equivalents and its working capital was approximately $2.7 million, compared with approximately $55,000 in cash and cash equivalents and working capital of $2.2 million at January 2, 2016.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “Our efforts to increase our revenues were successful in the first thirteen weeks of 2016, as revenues increased by 19% over the comparable period in 2015. We are heartened by the substantial increases in soy cheese product and frozen dessert sales. We are working diligently to achieve improved operating results for the remainder of 2016,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz® and Mintz's Blintzes®, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®.  For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended April 2, 2016	Thirteen weeks ended March 28, 2015

Net sales	$3,742	$3,143
Cost of sales	2,503	2,398
Gross profit	1,239	745
Operating expenses	1,098	1,117
Income (loss) before interest expense and income taxes	141	(372)
Interest expense	6	--
Income (loss) before income taxes	135	(372)
Income tax expense	5	5
Net income (loss)	$130	$(377)
Net income (loss) per common share:
Basic	$0.03	$(0.07)
Diluted	$0.03	$(0.07)
Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,154	5,154

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share and per share figures)

Assets	April 2, 2016	January 2, 2016*
Current assets:
Cash and cash equivalents	$94	$55
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $331 and $316 respectively	1,992	1,783
Inventories	1,895	1,473
Prepaid expenses	48	74
Deferred costs	97	101
Total current assets	4,125	3,486

Fixed assets (net of accumulated depreciation of $9 and $8, respectively)	20	21

Other assets	16	16
	$4,162	$3,523

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$6	$5
Accounts payable	1,141	1,117
Accrued expenses	222	248
Deferred revenue	100	113
Total current liabilities	1,469	1,483

Note payable-related party	500	--
Note payable-long term	14	16
Total liabilities	1,983	1,499

Commitments and contingencies

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at April 2, 2016
         and January 2, 2016
	-- 52	-- 52
Additional paid-in capital	138	113
Retained earnings	1,989	1,859
Total stockholders’ equity	2,179	2,024
Total liabilities and stockholders’ equity	$4,162	$3,523

*           Derived from audited financial information.